Exhibit 10.2
REVOLVING PROMISSORY NOTE
(Floating Rate with LIBOR Option)

BORROWER’S NAME AND ADDRESS	OFFICER	MATURITY DATE
ProLink Holdings Corp.	K. Ehrhardt	May 1, 2008
ProLink Solutions, LLC
410 S. Benson Lane
Chandler, Arizona 85224

$3,000,000.00	Phoenix, Arizona	October 23, 2006
On May 1, 2008 (the “Maturity Date”), for value received, PROLINK HOLDINGS CORP., a Delaware corporation and PROLINK SOLUTIONS, LLC, a Delaware limited liability company (individually and/or collectively as the context requires, “Borrower”), jointly and severally, promise to pay to the order of COMERICA BANK or its successor-in-interest (“Lender”), at its office at 75 East Trimble Road, San Jose, California 95131, or at such other place as Lender may from time to time designate in writing, all outstanding amounts hereunder as part of the Revolving Loan (as defined in that certain Loan and Security Agreement dated of even date herewith (the “Loan Agreement”)) commitment in the principal sum of Three Million and No/100 Dollars ($3,000,000.00), or so much thereof as may be advanced and re-advanced from time to time and not repaid as provided below (but not to exceed a maximum principal amount at any given time of Three Million and No/100 Dollars ($3,000,000.00), from time to time, together with interest from the date of disbursement computed on the principal balances hereof from time to time outstanding, at an adjusted daily rate equal to the Base Rate of interest (as herein defined) being charged by Lender (“Note”). For the purpose of this Note, the Base Rate is that rate so announced by Lender as its “base rate” from time to time and which serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto. The interest rate payable hereunder shall fluctuate with any change in the Base Rate, and such fluctuation in the interest rate shall be effective on the effective date of each and every change in the Base Rate as, from time to time, announced by Lender at its corporate headquarters in Detroit, Michigan. The interest rate charged herein is further subject to the rate reduction and LIBOR Option provisions of Section 2.3 of the Loan Agreement. Capitalized terms not otherwise defined herein shall have the same meaning as set forth in the Loan Agreement.
See LIBOR Addendum to Promissory Note, attached hereto and incorporated herein by reference, for terms and conditions applicable to the LIBOR Option (as defined therein).
Interest shall be payable on the first day of each calendar month following the date hereof. Interest shall be computed daily based upon a three hundred sixty (360) day year for the actual number of days elapsed. Should interest not be paid when due, it shall become part of the principal and thereafter bear interest as herein provided. Notwithstanding anything contained herein to the contrary, pursuant to the terms and conditions of the Loan Agreement, Lender may disburse from time to time sufficient amounts to pay interest due on the Note.

The principal amount payable under this Note shall be the sum of all advances made by Lender to or at the request of Borrower, less principal payments actually received in cash by Lender. The books and records of Lender shall be the best evidence of the principal amount and the unpaid interest amount owing at any time under this Note and shall be conclusive absent manifest error. No interest shall accrue under this Note until the date of the first advance made by Lender, thereafter interest on all advances shall accrue and be computed on the principal balance outstanding from time to time under this Note until the same is paid in full.
Should default be made in the payment of principal or interest when due after the expiration of any applicable notice and opportunity to cure periods or in the performance or observance when due of any term, covenant or condition of any deed of trust, security agreement or other agreement (including amendments and extensions thereof) securing or pertaining to this Note, after expiration of any applicable notice and opportunity to cure periods, then, at the option of Lender hereof, the entire balance of principal and accrued interest then remaining unpaid shall become immediately due and payable and thereafter bear interest, until paid in full, at the increased rate of three percent (3%) per annum over and above the interest rate(s) contracted for herein as it may vary from time to time. Borrower acknowledges and agrees that during the time that any payment of principal, interest or other amounts due under this Note is delinquent, Lender will incur additional costs and expenses attributable to its loss of use of the money due and to the adverse impact on Lender’s ability to avail itself of other opportunities. Borrower acknowledges and agrees that it is extremely difficult and impractical to ascertain the extent of such costs and expenses and that proof of actual damages would be costly or inconvenient. Borrower therefore agrees that interest at the increased rate of three percent (3%) per annum over and above the interest rate(s) contracted for in this Note represents a reasonable sum considering all the circumstances existing on the date of this Note and represents a fair and reasonable estimate of such costs and expenses. No delay or omission on the part of Lender in exercising any right hereunder, or under any such deed of trust, security agreement or other agreement shall operate as a waiver of such right or of any other right under this Note or under any such deed of trust, security agreement or other agreement.
If any payment of principal or interest under this Note shall not be made within fifteen (15) calendar days of the date due, a late charge of five percent (5%) of the overdue amount may be charged by Lender for the purpose of defraying the expenses incident to handling such delinquent payments. Borrower acknowledges and agrees that it is extremely difficult and impractical to ascertain the extent of such expenses and that proof of actual damages would be costly or inconvenient. Borrower therefore agrees that such late charge represents a reasonable sum considering all of the circumstances existing on the date of this Note and represents a fair and reasonable estimate of the costs that will be sustained by Lender due to the failure of Borrower to make timely payments. Such late charge shall be paid without prejudice to the right of Lender to collect any other amounts provided to be paid or to declare a default under this Note or from exercising any of the other rights and remedies of Lender, including, without limitation, the right to declare the entire balance of principal and accrued interest then remaining unpaid immediately due and payable, subject to notice and cure periods as provided in the Loan Agreement.
Borrower agrees to pay the contracted rate of interest, which includes interest at the rate set forth herein and all costs and fees associated with obtaining this credit accommodation to the extent any such costs and fees are deemed interest under applicable law. Borrower and Lender agree that none of the terms and provisions contained herein shall be construed to create a contract for the use, forbearance or detention of money requiring payment of interest at a rate in excess of the maximum interest rate permitted to be charged by the laws of the State of Arizona. In such event, if any holder of this Note shall collect monies which are deemed to constitute interest which would otherwise increase the effective interest rate on this Note to a rate in excess of the maximum rate permitted to be charged by the laws of the State of Arizona, all such sums deemed to constitute interest in excess of such maximum rate shall, at the option of the holder, be credited to the payment of other amounts payable hereunder or returned to Borrower.
If this Note is not paid when due, whether at its specified or accelerated maturity date, Borrower promises to pay all costs of collection and enforcement of this Note, including, but not limited to, reasonable attorneys’ fees and costs, incurred by Lender on account of such collection or enforcement, whether or not suit is filed hereon.
Principal and interest shall be payable in lawful money of the United States without set off, demand or counterclaim. Borrower waives the defense of the statute of limitations in any action on this Note. Presentment, notice of dishonor, and protest are waived by all makers, sureties, guarantors and endorsers of this Note. Such parties expressly consent to any extension of the time of payment hereof or any installment hereof, to any renewal, and to the release of any or all of the security given for the payment of this Note or the release of any party liable for this obligation.
Borrower agrees that Lender may provide any financial or other information, data or material in Lender’s possession relating to Borrower, the Loan, this Note, the property or the improvements, to Lender’s parent, affiliate, subsidiary, participants or service providers, without further notice to Borrower.
This Note is secured by the Collateral (as such term is defined in the Loan Agreement). This Note shall be governed and construed in accordance with the laws of the State of Arizona.
Borrower may prepay this Note in whole or in part on any interest payment date without penalty upon thirty (30) days prior written notice to holder subject to the prepayment provision affecting LIBOR Options pursuant to the LIBOR Addendum to Note. No partial prepayment shall affect the obligation of Borrower to pay the next and subsequent regular installments payable hereunder until the entire balance of principal and interest shall have been paid in full.
[SIGNATURE PAGE FOLLOWS]

BORROWER:

PROLINK HOLDINGS CORP., a Delaware corporation

By:	/s/ Michael Browne
Name:	Michael Browne
Title:	Chief Financial Officer

PROLINK SOLUTIONS, LLC, a Delaware limited liability company

By:	/s/ Michael Browne
Name:	Michael Browne
Title:	Chief Financial Officer
NOTICE: THIS NOTE CONTAINS PROVISIONS FOR A VARIABLE INTEREST RATE WHICH MAY RESULT IN INCREASES IN THE INTEREST RATE.

LIBOR
ADDENDUM TO NOTE
This Addendum to Note (this “Addendum”) is entered into as of                     , by and between COMERICA BANK or its successor-in-interest (“Bank”), and PROLINK HOLDINGS CORP., a Delaware corporation and PROLINK SOLUTIONS, LLC, a Delaware limited liability company (collectively, “Borrower”). This Addendum supplements the terms of the Revolving Promissory Note (Floating Rate With LIBOR Option) of even date herewith and governs Borrower’s ability to obtain Advances at the LIBOR Option interest rate referenced below upon Borrower’s compliance with the conditions precedent in Section 2.3 of the Loan Agreement.
1. Definitions.
a. Advance. As used herein, “Advance” means a borrowing requested by Borrower and made by Bank under the Note, including a LIBOR Option Advance and/or a Base Rate Option Advance.
b. Business Day. As used herein, “Business Day” means any day except a Saturday, Sunday or any other day designated as a holiday under Federal or California statute or regulation.
c. LIBOR. As used herein, “LIBOR” means the rate per annum (rounded upward if necessary, to the nearest whole 1/8 of 1%) and determined pursuant to the following formula:

LIBOR =	Base LIBOR
100% — LIBOR Reserve Percentage
i. “Base LIBOR” means the rate per annum determined by Bank at which deposits for the relevant LIBOR Period would be offered to Bank in the approximate amount of the relevant LIBOR Option Advance in the inter-bank LIBOR market selected by Bank, upon request of Bank at 10:00 a.m. California time, on the day that is the first day of such LIBOR Period.
ii. “LIBOR Reserve Percentage” means the reserve percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor) for “Eurocurrency Liabilities” (as defined in Regulation D of the Federal Reserve Board, as amended), adjusted by Bank for expected changes in such reserve percentage during the applicable LIBOR Period.
d. LIBOR Business Day. As used herein “LIBOR Business Day” means a Business day on which dealings in Dollar deposits may be carried out in the interbank LIBOR market.
e. LIBOR Period. As used herein, “LIBOR Period” means, with respect to a LIBOR Option Advance:

i. initially, the period commencing on, as the case may be, the date the Advance is made or the date on which the Advance is converted to a LIBOR Option Advance, and continuing for, in every case, a thirty (30), sixty (60), ninety (90) or one hundred twenty (120) day period thereafter (but not exceeding the Maturity Date), as Borrower may elect, so long as the LIBOR Option is quoted for such period in the applicable interbank LIBOR market, as such period is selected by Borrower in the notice of Advance as provided in the Note or in the notice of conversion as provided in this Addendum; and
ii. thereafter, each period commencing on the last day of the next preceding LIBOR Period applicable to such LIBOR Option Advance and continuing for, in every case, a thirty (30), sixty (60), ninety (90) or one hundred twenty (120) day period thereafter (but not exceeding the Maturity Date) as Borrower may elect, so long as the LIBOR Option is quoted for such period in the applicable interbank LIBOR market, as such period is selected by Borrower in the notice of continuation as provided in this Addendum.
f. Note. As used herein, “Note” means the Revolving Promissory Note (Floating Rate With LIBOR Option) of even date herewith.
g. Regulation D. As used herein, “Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as amended or supplemented from time to time.
h. Regulatory Development. As used herein, “Regulatory Development” means any or all of the following: (i) any change in any law, regulation or interpretation thereof by any public authority (whether or not having the force of law); (ii) the application of any existing law, regulation or the interpretation thereof by any public authority (whether or not having the force of law); and (iii) compliance by Bank with any request or directive (whether or not having the force of law) of any public authority.
2. Interest Rate Options. Borrower shall have the following options regarding the interest rate to be paid by Borrower on Advances under the Note:
a. A rate equal to two percent (2.0%) above Bank’s LIBOR, (the “LIBOR Option”), which LIBOR Option shall be in effect during the relevant LIBOR Period; or
b. A rate equal to the “Base Rate” as referenced in the Note and quoted from time to time by Bank as such rate may change from time to time, subject to the rate reduction provisions of Section 2.3 of the Loan Agreement (the “Base Rate Option”).
3. LIBOR Option Advance. The minimum LIBOR Option Advance will not be less than One Hundred Thousand and No/100 Dollars ($100,000.00) for any LIBOR Option Advance. At no time shall there be more than three (3) LIBOR Option Advance contracts in effect.
4. Payment of Interest in LIBOR Option Advances. Interest on each LIBOR Option

Advance shall be payable monthly in accordance with the terms of the Note. Interest on such LIBOR Option Advance shall be computed on the basis of a 360-day year and shall be assessed for the actual number of days elapsed from the first day of the LIBOR Period applicable thereto but not including the last day thereof.
5. Bank’s Records Re: LIBOR Option Advances. With respect to each LIBOR Option Advance, Bank is hereby authorized to note the date, principal amount, interest rate and LIBOR Period applicable thereto and any payments made thereon on Bank’s books and records (either manually or by electronic entry) and/or on any schedule attached to the Note, which notations shall be prima facie evidence of the accuracy of the information noted.
6. Selection/Conversion of Interest Rate Options. At the time any Advance is requested under the Note and/or Borrower wishes to select the LIBOR Option for all or a portion of the outstanding principal balance of the Note, and at the end of each LIBOR Period, Borrower shall give Bank notice specifying (a) the interest rate option selected by Borrower; (b) the principal amount subject thereto; and (c) if the LIBOR Option is selected, the length of the applicable LIBOR Period. Any such notice may be given by telephone so long as, with respect to each LIBOR Option selected by Borrower, (i) Bank receives written confirmation from Borrower not later than three (3) LIBOR Business Days after such telephone notice is given; and (ii) such notice is given to Bank prior to 10:00 a.m., California time, on the first day of the LIBOR Period. For each LIBOR Option requested hereunder, Bank will quote the applicable fixed LIBOR Rate to Borrower at approximately 10:00 a.m., California time, on the first day of the LIBOR Period. If Borrower does not immediately accept the rate quoted by Bank, any subsequent acceptance by Borrower shall be subject to a redetermination of the rate by Bank; provided, however, that if Borrower fails to accept any such quotation given, then the quoted rate shall expire and Bank shall have no obligation to permit a LIBOR Option to be selected on such day. If no specific designation of interest is made at the time any Advance is requested under the Note or at the end of any LIBOR Period, Borrower shall be deemed to have selected the Base Rate Option for such Advance or the principal amount to which such LIBOR Period applied. At any time the LIBOR Option is in effect, Borrower may, only at the end of the applicable LIBOR Period, convert to the Base Rate Option. At any time the Base Rate Option is in effect, Borrower may convert to the LIBOR Option, and shall designate a LIBOR Period.
7. Default Interest Rate. From and after the maturity date of the Note, or such earlier date as all principal owing hereunder becomes due and payable by acceleration or otherwise, the outstanding principal balance of the Note shall bear interest until paid in full at an increased rate per annum (computed on the basis of a 360-day year, actual days elapsed) equal to three percent (3.00%) above the rate of interest from time to time applicable to the Note.
8. Prepayment Amount. In the event that the LIBOR Option is the applicable interest rate for all or any part of the outstanding principal balance under this Note, and any payment or prepayment of any such principal balance shall occur on any day other than the last day of the applicable LIBOR period (whether voluntarily, by acceleration, required payment, or otherwise), or if Borrower elects the LIBOR Option as the applicable interest rate for all or any part of the outstanding principal balance under this Note in accordance with the terms and conditions hereof, and, subsequent to such election, but prior to the commencement of the applicable LIBOR Period, Borrower revokes such election for any reason whatsoever, or if the applicable interest rate in respect of any principal amount hereunder shall be changed, for any reason whatsoever, from the LIBOR Option to the Base Rate prior to the last day of the applicable LIBOR Period, or if Borrower shall fail to make any payment of principal or interest hereunder at any time that the LIBOR Option is the applicable interest rate hereunder in respect of such principal amount, Borrower shall reimburse Bank, on demand, for any resulting loss, cost or expense incurred by Bank as a result thereof, including, without limitation, any such loss, cost or expense incurred in obtaining, liquidating, employing or redeploying deposits from third parties. Such amount payable by Borrower to Bank may include, without limitation, an amount equal to the excess, if any, of (a) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, refunded or converted, for the period from the date of such prepayment or of such failure to borrow, refund or convert, through the last day of the relevant LIBOR Period, at the applicable rate of interest for such principal amount, as provided under this Note, over (b) the amount of interest (as reasonably determined by Bank) which would have accrued to Bank on such amount by placing such amount on deposit for a comparable period with leading Banks in the interlender LIBOR market. Calculation of any amounts payable to Bank under this paragraph shall be made as though Bank shall have actually funded or committed to fund the relevant principal amount hereunder through the purchase of an underlying deposit in an amount equal to the amount of such principal and having a maturity comparable to the relevant interest period; provided, however, that Bank may fund the principal amount hereunder in any manner it deems fit and the foregoing assumptions shall be utilized only for the purpose of the calculation of amounts payable under this paragraph. Upon the written request of Borrower, Bank shall deliver to Borrower a certificate setting forth the basis for determining such losses, costs and expenses, which certificate shall be conclusively presumed correct, absent manifest error. Any prepayment hereunder shall also be accompanied by the payment of all accrued and unpaid interest on the amount so prepaid. Any principal outstanding hereunder which is bearing interest at such time at the Base Rate may be prepaid without penalty or premium. Partial prepayments hereunder shall be applied to the installments hereunder in the inverse order of their maturities.
BY INITIALING BELOW, BORROWER ACKNOWLEDGE(S) AND AGREE(S) THAT: (A) THERE IS NO RIGHT TO PREPAY ANY LIBOR OPTION ADVANCE, IN WHOLE OR IN PART, WITHOUT PAYING THE PREPAYMENT AMOUNT SET FORTH HEREIN (“PREPAYMENT AMOUNT”), EXCEPT AS OTHERWISE REQUIRED UNDER APPLICABLE LAW; (B) BORROWER SHALL BE LIABLE FOR PAYMENT OF THE PREPAYMENT AMOUNT IF BANK EXERCISES ITS RIGHT TO ACCELERATE PAYMENT OF ANY LIBOR OPTION ADVANCE AS PART OR ALL OF THE OBLIGATIONS OWING UNDER THE NOTE, INCLUDING WITHOUT LIMITATION, ACCELERATION UNDER A DUE-ON-SALE PROVISION; (C) BORROWER WAIVES ANY RIGHTS UNDER SECTION 2954.10 OF THE CALIFORNIA CIVIL CODE, OR ANY SUCCESSOR STATUTE; AND (D) BANK HAS MADE EACH LIBOR OPTION ADVANCE PURSUANT TO THE NOTE IN RELIANCE ON THESE AGREEMENTS.

/s/ MAB BORROWER’S INITIALS

9. Hold Harmless and Indemnification. To the extent that the Prepayment Amount does not cover Bank’s actual losses and expenses which Bank sustains or incurs as a result of (i) any payment of a LIBOR Option Advance prior to the last day of the applicable LIBOR Period for any reason, including, without limitation, termination of the Note, whether pursuant to this Addendum or the occurrence of an Event of Default; (ii) any termination of a LIBOR Period prior to the date it would otherwise end in accordance with this Addendum; or (iii) any failure by Borrower, for any reason, to borrow any portion of a LIBOR Option Advance, Borrower agrees to indemnify Bank and to hold Bank harmless from, and to reimburse Bank on demand for, all such actual losses and expenses.
10. Funding Losses. The indemnification and hold harmless provisions set forth in this Addendum shall include, without limitation, all actual losses and expenses arising from interest and fees that Bank pays to Banks of funds it obtains in order to fund the loan to Borrower on the basis of the LIBOR Option(s) and all actual losses incurred in liquidating or re-deploying deposits from which such funds were obtained. This obligation shall survive the termination of this Addendum and the payment of the Note.
11. Regulatory Developments or Other Circumstances Relating to Illegality or Impracticality of LIBOR. If any Regulatory Development or other circumstances relating to the interLender Euro-dollar markets shall, at any time, in Bank’s reasonable determination, make it unlawful or impractical for Bank to fund or maintain, during any LIBOR Period, to determine or charge interest rates based upon LIBOR, Bank shall give notice of such circumstances to Borrower and:
a. In the case of LIBOR Period in progress, Borrower shall, if requested by Bank, promptly pay any interest which had accrued prior to such request and the date of such request shall be deemed to be the last day of the term of the LIBOR Period; and
b. No LIBOR Period may be designated thereafter until Bank determines that such would be practical.
12. Additional Costs. Borrower shall pay to Bank from time to time, upon Bank’s request, such amounts as Bank reasonably determines are needed to compensate Bank for any actual costs incurred which are attributable to Bank having made a LIBOR Option Advance or to Bank’s obligation to make a LIBOR Option Advance, or any reduction in any amount receivable by Bank hereunder with respect to any LIBOR Option or such obligation (such increases in costs and reductions in amounts received being herein called “Additional Costs”), resulting from any Regulatory Developments, which (i) change the basis of taxation of any amounts payable to Bank hereunder with respect to LIBOR Option Advance (other than taxes imposed on the overall net income of Bank for any LIBOR Option Advance by the jurisdiction where Bank is headquartered or the jurisdiction where Bank extends the LIBOR Option Advance; (ii) impose or modify any reserve, special deposit, or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, Bank (including any LIBOR Option Advance or any deposits referred to in the definition of LIBOR); or (iii) impose any other condition affecting this Addendum (or any of such extension of credit or liabilities). On the date hereof, Bank shall notify Borrower of the Additional Costs associated with the LIBOR Option Advance and of any condition affecting this Addendum (or any of such extension of credit or liabilities). Bank shall notify Borrower of any event occurring after the date hereof which entitles Bank to compensation pursuant to this paragraph as promptly as practicable after it obtains knowledge thereof and determines to request such compensation. Borrower, upon written notice to Bank from time to time, may eliminate the LIBOR Option Advance.
13. Legal Effect. Except as specifically modified hereby, all of the terms and conditions of the Note remain in full force and effect.
     IN WITNESS WHEREOF, the parties have agreed to the foregoing as of the date first set forth above.

BORROWER:		LENDER:

PROLINK HOLDINGS CORP., a Delaware corporation		COMERICA BANK

By:		By:
Name:	Michael Browne	Name:	Kenneth R. Ehrhardt
Title:	Chief Financial Officer	Title:	Vice President

PROLINK SOLUTIONS, LLC, an Arizona limited liability company

By:
Name:	Michael Browne
Title:	Chief Financial Officer